Terms and Conditions of
                            Series A Preferred Stock

(a) Designation and Amount. One share of preferred stock share, $.001 par value per share, is hereby constituted as a series of shares of the preferred stock of the Corporation which shall be designated as the "Series A Special Voting Preferred Share" (the "Series A Preferred Share"), the preferences and relative, optional and other special rights of which and the qualifications, limitations or restrictions of which are set forth herein.

(b)  Dividends  and  Distributions.  The holder of the Series A Preferred  Share
     shall  not  be  entitled  to  receive  any  portion  of  any   dividend  or
     distribution at any time.

(c) Voting Rights. The holder of the Series A Preferred Share shall have the following voting rights:

     (i) The Series A Preferred Share shall entitle the holder thereof to an aggregate number of votes equal to the number of Exchangeable Shares ("Exchangeable Shares") of Voice Mobility Canada Limited, a Canadian corporation ("VM Canada"), outstanding from time to time which are not owned by the Corporation or any of its direct or indirect subsidiaries.

     (ii) Except as otherwise provided herein or by law, the holder of the Series A Preferred Share and the holders of Shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

     (iii)Except as set forth herein, the holder of the Series A Preferred Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with holders of Shares of Common Stock as set forth herein) for taking any corporate action.

(d)  Additional Provisions.

     (i) The Holder of the Series A Preferred Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

     (ii) At such time as (A) the Series A Preferred Share entitles its holder to a number of votes equal to zero because there are no Exchangeable Shares of VMI Canada outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries, and (B) there is no share of stock, debt, option or other agreement, obligation or commitment of VMI Canada which could by its terms require VMI Canada to issue any Exchangeable Shares to any person other than the Corporation or any of its direct or indirect subsidiaries, then the Series A Preferred Share shall thereupon be retired and canceled promptly thereafter. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

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(e)  Reacquired  Share.  If the Series A Preferred  Share should be purchased or otherwise acquired by the Corporation in any manner whatsoever, then the Series A Preferred Share shall be retired and canceled promptly after the acquisition thereof. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(f) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Series A Preferred Share shall not be entitled to any portion of any distribution.

(g) No Redemption or Conversion. The Series A Preferred Share shall not be redeemable or convertible.

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